EXHIBIT 23.3

Petroleum Engineer Consent and Report Certificate of Qualification

Cawley, Gillespie & Associates, Inc. hereby consents to the use of the name, to references to our firm in the form and context in which they appear in the Registration Statement on Form S-3 filed by Lilis Energy, Inc., and to the use of and incorporation by reference in such Registration Statement of our estimates of reserves, value of reserves, and our reports on reserves of estimates of oil and natural gas reserves, included in the Annual Report on Form 10-K of Lilis Energy, Inc. for the year ended December 31, 2018, filed with the SEC on March 15, 2019, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

/s/Cawley, Gillespie & Associates, Inc

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

March 15, 2019